Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Post-effective Amendment No. 3 to Registration Statement (Form F-1 on Form F-3. No. 333-257879) of Taboola.com Ltd., and

(2) Registration Statements (Form S-8 No. 333-257478 and 333-263827) pertaining to the 2021 Share Incentive Plan, Employee Stock Purchase Plan, 2020 Share Incentive Plan, 2016 Share Incentive Plan, and 2007 Share Option Plan of Taboola.com Ltd;

of our reports dated March 13, 2023, with respect to the consolidated financial statements of Taboola.com Ltd. and the effectiveness of internal control over financial reporting of Taboola.com Ltd. included in this Annual Report (Form 10-K) of Taboola.com Ltd. for the year ended December 31, 2022.

March 13, 2023	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global